EXHIBIT  99

For Immediate Release                                Contact: John T. O'Neill
October 23, 1995                                      Telephone: 401-431-8500



                     HASBRO, INC. ANNOUNCES REVENUES AND
                       EARNINGS FOR THIRD QUARTER 1995

     Pawtucket, RI (October 23, 1995) -- Hasbro, Inc. (HAS:ASE) today reported results for its third quarter ended October 1, 1995.

     Revenues were $826,165,000, compared to the $796,222,000 reported in the third quarter of 1994. Net earnings for the quarter were $63,572,000, or $.72 per share. For the same period of 1994, absent the impact of several unusual items which, in the aggregate, increased pretax earnings by approximately $10,500,000, earnings were $68,515,000, or $.77 per share. Reported 1994 third quarter net earnings were $75,151,000, or $.85 per share.

     For the year to date, revenues totaled $1,834,522,000 a 6% increase from the $1,729,679,000 of 1994. Earnings for the nine months, absent the impact of a second quarter $31,100,000 pretax charge related to a discontinued development project, were $89,488,000, or $1.01 per share. Net earnings for the year to date were $70,362,000, or $.80 per share. Net earnings for the nine months of 1994 were $99,220,000, or $1.11 per share.

     "Again this quarter, we are pleased to report that revenues from both our international units and the domestic games group reached record levels", said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "These increased revenues did not, however, translate into earnings growth. This was due to several factors including the impact on our marketing-related costs of a less favorable mix of products sold and the effect of investment spending in several of our newer operations. While we continue to believe that full year revenues will exceed those of a year ago, we now anticipate that full year earnings, absent the second quarter discontinued development charge, will approximate those of a year ago."

     He continued, "As we enter the very important fourth quarter, we believe that we are well positioned with our core brands, including games and puzzles from Milton Bradley and Parker Brothers, Batman(R) action figures and accessories, Sindy(R), our internationally marketed fashion doll, and the Nerf(R), and Tonka(R) items. We also believe that our new product introductions, many of which are just now appearing on retailers' shelves, will be well received during the Christmas buying season."



     Mr. Hassenfeld concluded, "Looking beyond 1995, we are optimistic about the future. Our innovative and creative 1996 line was previewed by customers earlier this month and received very positive reaction. In addition, we are eagerly working on the first products being developed under the previously announced worldwide alliance with DreamWorks SKG. Through this arrangement we will jointly create, produce and market a line of products, with the first introductions coming to market in early 1997."

     Hasbro is a worldwide leader in the design, manufacture and marketing of toys, games, puzzles and infant care products. Both internationally and domestically its Playskool, Kenner, Tonka, Milton Bradley and Parker Brothers products provide children and families with the highest quality and most recognizable toys and games in the world.


                                     # # #
                               (Tables Attached)





                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands of Dollars and Shares Except Per Share Data)

                                     Quarter Ended      Nine Months Ended(1)
                                    ----------------    --------------------
                                     Oct 1,  Sep 25,      Oct 1,    Sep 25,
                                      1995    1994         1995       1994
                                    -------  -------    ---------  ---------
Net Revenues                       $826,165 $796,222   $1,834,522 $1,729,679
Cost of Sales                       360,852  352,129      807,509    763,507
                                    -------  -------    ---------  ---------
Gross Profit                        465,313  444,093    1,027,013    966,172
Amortization                          9,718    9,598       28,686     27,196
Royalties, Research and Development  78,318   75,359      195,487    180,781
Discontinued Development Project          -        -       31,100          -
Advertising                         123,537  116,307      261,934    241,294
Selling, Distribution and
 Administration                     142,977  123,067      382,785    343,337
Restructuring Charges                     -   12,500            -     12,500
                                    -------  -------    ---------  ---------
Operating Profit                    110,763  107,262      127,021    161,064
Interest Expense                     10,932    8,776       24,139     18,821
Other (Income), Net                  (3,539) (23,710)     (11,528)   (26,053)
                                    -------  -------    ---------  ---------
Earnings Before Income Taxes
 and Cumulative Effect of Change
 in Accounting Principles           103,370  122,196      114,410    168,296
Income Taxes                         39,798   47,045       44,048     64,794
                                    -------  -------    ---------  ---------
Earnings Before Cumulative Effect
 of Change in Accounting Principles  63,572   75,151       70,362    103,502
Cumulative Effect of Change in
 Accounting Principles                    -        -            -     (4,282)
                                    -------  -------    ---------  ---------
Net Earnings                       $ 63,572 $ 75,151   $   70,362 $   99,220
                                    =======  =======    =========  =========

Per Common Share(2)
   Earnings Before Cumulative
    Effect of Change in
    Accounting Principles          $    .72 $    .85   $      .80 $     1.16
                                    =======  =======    =========  =========

   Net Earnings                    $    .72 $    .85   $      .80 $     1.11
                                    =======  =======    =========  =========

   Cash Dividends Declared         $    .08 $    .07   $      .24 $      .21
                                    =======  =======    =========  =========

Weighted Average Number of Shares    88,347   88,841       88,290     89,592
                                    =======  =======    =========  =========

(1) - 1995 consists of 40 weeks; 1994, 39 weeks.
(2) - Primary and fully diluted data are not shown separately as they are substantially the same.



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                     Oct. 1,        Sep. 25,
                                                      1995            1994
                                                    --------        --------
                   Assets

  Cash and Temporary Investments                  $   53,785      $   60,044
  Accounts Receivable, Net                         1,128,119       1,118,622
  Inventories                                        390,095         333,089
  Other                                              158,264         147,167
                                                   ---------       ---------
  Total Current Assets                             1,730,263       1,658,922
  Property, Plant and Equipment, Net                 306,464         296,986
  Other Assets                                       880,782         760,406
                                                   ---------       ---------
  Total Assets                                    $2,917,509      $2,716,314
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  566,820      $  486,252
  Payables and Accrued Liablities                    673,621         658,520
                                                   ---------       ---------
  Total Current Liabilities                        1,240,441       1,144,772
  Long-term Debt                                     149,991         150,437
  Deferred Liabilities                                65,143          73,057
                                                   ---------       ---------
  Total Liabilities                                1,455,575       1,368,266
  Total Shareholders' Equity                       1,461,934       1,348,048
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,917,509      $2,716,314
                                                   =========       =========